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                                                                     EXHIBIT 8.1


                                                                   July 15, 1996


AirTouch Communications, Inc.
One California Street
San Francisco, CA 94111

Ladies and Gentlemen:


     With reference to the Registration Statement on Form S-4 (the "Registration Statement") filed by AirTouch Communications, Inc., a Delaware corporation ("AirTouch"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of AirTouch's 6.00% Mandatorily Convertible Class B Preferred Stock, Series 1996, par value $0.01 per share and AirTouch's 4.25% Convertible Class C Preferred Stock, Series 1996, par value $0.01 per share ("AirTouch Preferred Stock, Series 1996"), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (the "1996 Merger Agreement") dated as of April 5, 1996, as amended and restated as of July 12, 1996, among Cellular Communications, Inc., a Delaware corporation ("CCI"), AirTouch, and AirTouch Cellular, a California corporation and wholly owned subsidiary of AirTouch, which 1996 Merger Agreement is described therein and filed as an annex to the Registration Statement, it is our opinion that the discussion set forth under the captions "SUMMARY -- The Merger Certain Federal Income Tax Consequences" and "SPECIAL FACTORS -- Certain Federal Income Tax Consequences -- Tax Free Reorganization Treatment" and "-- Failure of Reorganization Treatment" in the Registration Statement describes the material federal income tax considerations relevant to the CCI shareholders receiving AirTouch Preferred Stock, Series 1996 pursuant to the 1996 Merger Agreement. However, due to the uncertain characterization of the Contingent Payment and the Contingent Right for federal income tax purposes, no opinion is rendered with respect to the tax consequences of the Contingent Payment and the Contingent Right.


     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement and Prospectus included therein.

                                            Very truly yours,


                                            /s/  Pillsbury Madison & Sutro LLP